UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 26, 2008 (November 25, 2008)

DOV PHARMACEUTICAL, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	000-49730 (Commission File No.)	22-3374365 (IRS Employer Identification No.)

150 Pierce Street, Somerset, NJ 08873
(Address of Principal Executive Offices) (Zip Code)

Registrant’s Telephone Number, including Area Code: (732) 907-3600

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

ITEM. 8.01. OTHER EVENTS.

DOV reported today that its Board of Directors met on November 25, 2008 for a regularly scheduled meeting to consider and discuss a number of pending matters. All of the members of the board attended the meeting, either in person or via teleconference, except for Mr. Joseph Zakzrewski, who had previously submitted his resignation effective November 23, 2008.

Foremost among the matters discussed was the Company’s rapidly deteriorating financial condition. Based on the recently reported results from the bicifadine Phase 2b clinical trial for the treatment of diabetic neuropathic pain, the Company will not receive any milestone payment this year from its sublicensee, nor does the Company anticipate a milestone payment for bicifadine in the future.

In the absence of the milestone payment, the Company’s alternatives for raising cash are few, and would be limited to either the sale of the Company or monetizing the remaining assets of the Company, either through a sale or license, if possible. After reviewing the Company’s cash resources, the board approved further expense reductions, including the immediate termination of the remaining clinical trial being conducted by the Company, the phase II study of DOV 21,947 in patients with major depressive disorder. In addition, the board approved the termination of the majority of the Company’s remaining employees. Operations will continue, but these reductions in force could have an adverse affect on the Company’s financial internal controls and procedures. The Company expects its current financial resources will permit it to continue operating through perhaps the first quarter of calendar 2009. During this time Barbara Duncan, the Chief Executive Officer of the Company, and Dr. Phil Skolnick, its President and Chief Scientific Officer, will continue to solicit interest in the sale or license of the Company’s business and assets, either as a single entity or in a series of transactions.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DOV PHARMACEUTICAL, INC.

Date: November 26, 2008	By:	/s/ Barbara Duncan
Barbara Duncan
Chief Executive Officer